Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-203259, Registration Statement No. 333-173337, Registration Statement No. 333-150239, and Registration Statement No. 333-195858 on Form S-3 and in Registration Statement No. 333-156084 on Form S-8 of our report dated February 26, 2016, relating to the consolidated financial statements of Genesis Energy, L.P. and subsidiaries (the “Partnership”), and the effectiveness of the Partnership's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Partnership for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 26, 2016